Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 25, 2007
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL SYSTEMS ANNOUNCES
IMPROVED GROSS MARGINS AND PROFITS FOR 3Q 2007

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today reported revenues of $50.6 million for its third quarter ended September 30, 2007, compared with $46.7 million for the third quarter of 2006, an increase of 8%.  Revenues for the nine-month period ended September 30, 2007 were a record $153.4 million, compared with $139.9 million for the comparable nine-month period in 2006, a gain of 10%.

Net income for the third quarter ended September 30, 2007 was $4.3 million, or $0.15 per share.  For the comparable quarter of 2006, net income was $3.3 million, or $0.12 per share.  Net income for the nine-month period ended September 30, 2007 was $10.9 million, or $0.38 per share.  For the comparable nine-month period of 2006, net income was $9.2 million, or $0.33 per share.

                Gross margins for the third quarter of 2007 were 39.1% of sales, compared to 38.7% of sales for the third quarter of 2006, the first quarter in 13 quarters that the gross margins were up over the prior year.  Gross margins were 37.9% of sales for the nine-month period ended September 30, 2007, compared to 38.7% of sales for the comparable period in 2006.  The increase in gross margins for the third quarter of 2007, as compared to the third quarter of 2006, can be attributed primarily to production efficiencies resulting in lower headcount, product mix improvement, the transfer of four products to Mexico, and the implementation of automation projects.  The decrease in gross margins for the first nine months of 2007, as compared to the same period of 2006, can be attributed primarily to an increase in wages, additional headcount, an increase in the sale of lower-margin kits, inventory obsolescence and higher health benefit costs.

                All product categories of Merit’s business contributed to revenue growth in the third quarter of 2007, as compared to the third quarter of 2006, with catheter sales increasing 18%; inflation device sales rising 10%; stand-alone device sales growing 9%; and custom kit and procedure tray sales increasing 2%.

                For the nine-month period ended September 30, 2007, compared to the nine-month period ended September 30, 2006, catheter sales increased 19%; stand-alone device sales rose 12%; custom kit and procedure tray sales grew 10%; and inflation device sales increased 4%.

                “The improvement in gross margins and profits for the third quarter were pleasing, especially during the traditional seasonal slowdown and challenging market conditions,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “We believe the results validate the plan management has been implementing to reduce costs, improve efficiencies and focus on the profit contributions of various product lines.  Many of the benefits of these efforts are expected to continue into the future as well.”

“In the next 90 days, we plan to introduce several new products, including the  4-French Impress® radiology catheter, the 8.3-French periocardiocentesis tray, the Prelude® Hi-Beam introducer sheath, the Prelude® radial artery introducer sheath, the Sea Dragon™ torque device, the All Star™ hemostasis valve, and the 15 cm S-MAK™ micro access kit,” Lampropoulos added.

                Selling, general and administrative expenses for the third quarter of 2007 were 23.1% of sales, compared with 23.2% of sales in the previous year’s third quarter.  Research and development costs during the third quarter of 2007 were 3.9% of sales, compared with 4.5% of sales for the same period last year.  For the nine-month period ended September 30, 2007, selling, general and administrative costs were 23.2% of sales, compared with 24.0% of sales for the first nine months of 2006.  Research and development costs were 4.3% of sales for the first nine months of 2007, compared with 4.4% of sales for the same period in 2006.

Income from operations for the quarter ended September 30, 2007 was $6.1 million, compared with $5.1 million for the same period in 2006.  Income from operations for the first nine months of 2007 was $16.0 million, compared to $14.3 million in the same period of 2006.

                Merit’s effective tax rates for the third quarter and the nine-month period ended September 30, 2007 were 30.6% and 33.3%, respectively, compared with 36.4% and 36.0% for the comparable periods of 2006.  The lower effective tax rate for the three and nine months ended September 30, 2007, was primarily the result of a FIN 48 adjustment of approximately $300,000 which was attributable to a tax accrual which expired on federal and state tax returns.

                Merit’s cash position increased to $12.2 million on September 30, 2007, compared with $9.8 million on December 31, 2006.

CONFERENCE CALL

                Merit Medical invites all interested parties to join its officers in its third quarter earnings conference call to be held today, October 25, 2007, at 5 p.m. Eastern (4 p.m. Central; 3 p.m. Mountain; and 2 p.m. Pacific).  The telephone numbers to call are (domestic) 800-366-7417; and (international) 303-262-2130.

                A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.  To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players.  Just click on the “CCBN Webcast” logo on the lower right-hand corner of Merit’s home page.  The webcast will be archived on both sites.  There is no other replay access to the call.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
SALES	$50,584	$46,697	$153,425	$139,858

COST OF SALES	30,801	28,629	95,247	85,743

GROSS PROFIT	19,783	18,068	58,178	54,115

OPERATING EXPENSES
Selling, general and administrative	11,707	10,813	35,580	33,577
Research and development	1,990	2,119	6,561	6,221
Total	13,697	12,932	42,141	39,798

INCOME FROM OPERATIONS	6,086	5,136	16,037	14,317

OTHER INCOME (EXPENSE)
Interest income	96	69	248	179
Other income (expense)	4	20	2	(45)
Total other income - net	100	89	250	134

INCOME BEFORE INCOME TAX EXPENSE	6,186	5,225	16,287	14,451

INCOME TAX EXPENSE	1,891	1,900	5,427	5,203

NET INCOME	$4,295	$3,325	$10,860	$9,248

EARNINGS PER SHARE-
Basic	$0.16	$0.12	$0.40	$0.34

Diluted	$0.15	$0.12	$0.38	$0.33

AVERAGE COMMON SHARES-
Basic	27,326,554	27,363,182	27,452,969	27,273,873

Diluted	28,030,792	28,286,928	28,259,959	28,115,865

BALANCE SHEET

(Unaudited in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$12,199	$9,838
Trade receivables, net	24,844	25,745
Employee receivables	119	194
Other receivables	882	192
Inventories	36,794	38,562
Prepaid expenses and other assets	1,463	1,031
Deferred income tax assets	3	2
Income tax refunds receivable	105	82
Total Current Assets	76,409	75,646

Property and equipment, net	98,288	92,383
Other intangibles, net	6,438	4,350
Goodwill	9,099	7,541
Other assets	2,844	2,656
Deferred income tax assets	3	2
Deposits	84	90
Total Assets	$193,165	$182,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	10,158	10,598
Accrued expenses	9,880	8,464
Advances from employees	214	245
Deferred income tax liabilities	97	190
Income taxes payable	138	1,177
Total Current Liabilities	20,487	20,674

Deferred income tax liabilities	5,541	5,469
Liabilities related to unrecognized tax positions	3,388
Deferred compensation payable	2,893	2,869
Deferred credits	2,134	2,239
Other long-term obligations	435	205
Total Liabilities	34,878	31,456

Stockholders’ Equity
Common stock	51,088	54,394
Retained earnings	107,220	96,969
Accumulated other comprehensive loss	(21)	(151)
Total stockholders’ equity	158,287	151,212

Total Liabilities and Stockholders’ Equity	$193,165	$182,668

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals.  Merit employs approximately 1,520 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

                Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; key personnel; work stoppage or transportation risks;  modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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